Exhibit 21.1

Subsidiaries of Alon USA Partners, LP*

Entity	Jurisdiction of Formation
Alon USA GP II, LLC	Delaware
Alon USA Delaware, LLC	Delaware
Alon USA Refining, LLC	Delaware
Alon USA, LP	Texas

*	This Exhibit lists the entities that will be subsidiaries of Alon USA Partners, LP following the consummation of the transactions contemplated by a contribution agreement we will enter into in connection with our initial public offering. A form of such contribution agreement is filed as Exhibit 10.1 to the attached Registration Statement.